Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement is by and among Mark Comora, OPAL HoldCo LLC, Hillman RNG Investments, LLC and Fortistar LLC (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to shares of Class A common stock of OPAL Fuels Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon seven days prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

Dated: July 29, 2022	/s/ John Coghlin, as Attorney-in-Fact
Mark Comora

OPAL HoldCo LLC

	By:	/s/ John Coghlin, as Attorney-in-Fact

Hillman RNG Investments, LLC

	By:	/s/ John Coghlin, as Attorney-in-Fact

Fortistar LLC

	By:	/s/ John Coghlin, as Attorney-in-Fact